Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-282976

April 15, 2025

PROSPECTUS SUPPLEMENT NO. 1

ACUREN CORPORATION

Up to 5,691,219 Shares of Common Stock

This prospectus supplement amends the prospectus dated April 4, 2025 (the “Prospectus”) of Acuren Corporation, a Delaware corporation (the “Company”), that relates to up to (i) 1,000,000 shares of our common stock issuable upon conversion of our outstanding Series A Preferred Stock, which are convertible into common stock on a one-for-one basis, (ii) 4,566,219 shares of our common stock issuable upon exercise of our outstanding warrants, with each warrant exercisable for one-fourth of a share of common stock at an exercise price of $11.50 per whole share of common stock until July 30, 2027, and (iii) 125,000 shares of our common stock issuable upon exercise of our outstanding options at an exercise price of $11.50 until July 31, 2029, as more fully described in the Prospectus.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the SEC on April 15, 2025, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of common stock of the Company trade on the NYSE American under the symbol “TIC”. On April 11, 2025, the closing price of our common stock was $9.19.

Investing in the Company’s common stock involves risks. See “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is April 15, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 11, 2025

Date of Report (date of earliest event reported)

Acuren Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42524	66-1076867
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

14434 Medical Complex Drive, Suite 100

Tomball, Texas 77377

(Address of principal executive offices and zip code)

(800) 218-7450

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of April 11, 2025, Acuren Corporation (the “Company”) announced the departure of Gregory Conaway, the Company’s Chief Accounting Officer. Mr. Conaway’s departure was not due to any disagreement relating to accounting matters. In the interim, the Company’s Chief Financial Officer, Kristin Schultes, will assume the responsibility of Principal Accounting Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acuren Corporation

Date: April 15, 2025	By:	/s/ Fiona Sutherland
	Name:	Fiona Sutherland
	Title:	General Counsel and Corporate Secretary

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